UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ARDELYX, INC.

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Ardelyx, Inc.

Leading Proxy Advisory Firms ISS and Glass Lewis Recommend Ardelyx Stockholders Vote in Favor of Proposed Share Increase

WALTHAM, Mass., June 5, 2023 – Ardelyx, Inc. (Nasdaq: ARDX), a biopharmaceutical company founded with a mission to discover, develop and commercialize innovative, first-in-class medicines that meet significant unmet medical needs, today announced that leading proxy advisory firms Institutional Shareholder Services Inc. (ISS) and Glass Lewis & Co (Glass Lewis) have recommended that Ardelyx stockholders vote “FOR” the Company's proposal to amend the Company’s certificate of incorporation to increase Ardelyx’s authorized shares of common stock from 300 million to 500 million shares.

In the report dated May 29, 2023, ISS noted that “A vote FOR this proposal is warranted given that the size of the proposed increase in the number of authorized shares of common stock is reasonable and there are no substantial concerns about the company's past use of shares.”

“We are pleased that both ISS and Glass Lewis support our proposal to increase the number of authorized shares of common stock,” said Mike Raab, president and chief executive officer of Ardelyx. “While we do not currently have any plans for these additional shares, the Ardelyx Board of Directors believes that additional authorized shares of common stock would give the Company the necessary flexibility to issue shares for various corporate purposes, including, in particular, capital-raising or financing transactions, and enable the Company to take timely advantage of market conditions and opportunities.”

The Company’s upcoming Annual Meeting of Stockholders is scheduled to be held on June 15, 2023 at 8:30am ET. Detailed information about all the proposals can be found in Ardelyx’s Proxy Statement, which is available to stockholders at ir.ardelyx.com. Using their control number, stockholders can vote at www.proxyvote.com. Stockholders can participate electronically in Ardelyx’s virtual Annual Meeting at www.virtualshareholdermeeting.com/ARDX2023.

Your vote is important. Please submit your proxy on the internet or by telephone before 11:59 p.m. ET time on June 14, 2023.

If stockholders have any questions or need assistance voting shares, they may contact the firm assisting the Company in solicitation of proxies: Morrow Sodali at (203) 658-9400 or ARDX@investor.morrowsodali.com.

About Ardelyx, Inc.

Ardelyx was founded with a mission to discover, develop and commercialize innovative, first-in-class medicines that meet significant unmet medical needs. Ardelyx’s first approved product, IBSRELA® (tenapanor) is available in the United States and Canada. Ardelyx is developing XPHOZAH® (tenapanor), a novel product candidate for the control of serum phosphorus in adult patients with chronic kidney disease (CKD) on dialysis, which has completed three successful Phase 3 trials. Ardelyx has a Phase 2 potassium lowering compound, RDX013, for the potential treatment of elevated serum potassium, or hyperkalemia, a problem among certain patients with kidney and/or heart disease and an early-stage program in metabolic acidosis, a serious electrolyte disorder in patients with CKD. Ardelyx has established agreements with Kyowa Kirin in Japan, Fosun Pharma in China and Knight Therapeutics in Canada for the development and commercialization of tenapanor in their respective territories. For more information, please visit https://ardelyx.com/ and connect with us on Twitter, LinkedIn and Facebook.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the Company’s upcoming Annual Meeting of Stockholders scheduled to be held on June 15, 2023 to vote on, among other matters, an amendment to the Company's Amended and Restated Certificate of Incorporation to effect an increase in the number of authorized shares of the Company. This communication does not constitute a solicitation of any vote or approval of the proposals to be voted on at the Annual Meeting of Stockholders. In connection with the Annual Meeting of Stockholders, the Company filed with the Securities and Exchange Commission (the SEC) and mailed to its stockholders a proxy statement regarding the business to be conducted at the Annual Meeting of Stockholders.

The Company may also file other documents with the SEC regarding the business to be conducted at the Annual Meeting of Stockholders. This communication is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC.

BEFORE MAKING ANY VOTING DECISION, THE COMPANY'S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY AMENDMENTS THERETO (WHEN AVAILABLE) IN THEIR ENTIRETY AND ANY OTHER DOCUMENTS FILED OR TO BE FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING OF STOCKHOLDERS BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING OF STOCKHOLDERS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING OF STOCKHOLDERS.

Stockholders may obtain a free copy of the proxy statement and other documents the Company files with the SEC through the website maintained by the SEC at www.sec.gov. The Company makes available free of charge on its investor relations website copies of materials it files with, or furnishes to, the SEC.

Participants in the Solicitation

The Company and its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the business to be conducted at the Annual Meeting of Stockholders. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of the Company's directors and executive officers in the definitive proxy statement filed in connection with the Annual Meeting of Stockholders, which may be obtained free of charge from the sources indicated above. To the extent the holdings of the Company's securities by the Company’s directors and executive officers have changed since the amounts set forth in the definitive proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Investor and Media Contacts:

Caitlin Lowie

clowie@ardelyx.com

Kimia Keshtbod

kkeshtbod@ardelyx.com